Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Year-end Reserves and Preliminary 2016 Capital Strategy

MARCH 2, 2016 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE MKT: MCF) (“Contango”) announced today its year-end reserves and preliminary 2016 capital program.

Year-end 2015 Proved Reserves

      As of December 31, 2015, our independent third-party engineering firms estimated our proved oil and natural gas reserves to be approximately 187.2 Bcfe compared with 275.2 Bcfe of proved reserves as of December 31, 2014, a decrease that is attributable primarily to the impact of the dramatic decline in commodity prices on the volume and value of our proved reserves, and specifically our proved undeveloped reserves,  and in part to the impact of the significant reduction in our capital spending in 2015 in response to the low and uncertain commodity price environment.  At the end of 2015, the composition of our proved reserves, volumetrically, was 68% natural gas, 15% oil and condensate and 17% natural gas liquids, compared to 65% natural gas, 18% oil and condensate and 17% natural gas liquids at December 31, 2014.  These estimates were prepared in accordance with reserve reporting guidelines mandated by the Securities and Exchange Commission (“SEC”).  Negative revisions to our proved reserves related to price declines were an estimated 38 Bcfe and $392.8 million in PV-10 value.

   As of December 31, 2015,  the PV-10 value of our proved reserves was approximately $249 million, compared to the PV-10 value of $797 million as of December 31, 2014, a decrease related primarily to the dramatic decline in the average commodity prices used in determining PV-10 in accordance with SEC guidelines.  The SEC-mandated unadjusted prices used in determining our December 31, 2015 proved reserves and PV-10 value were $47.36/Bbl for oil and condensate, $2.59/Mmbtu for natural gas and $14.41/Bbl for natural gas liquids, compared with SEC unadjusted prices of $93.32/Bbl for oil and condensate, $4.32/Mmbtu for natural gas and $33.45/Bbl for natural gas liquids used in estimating proved reserves as of December 31, 2014.

Our proved developed reserves for the year ended December 31, 2015 were estimated at 157.2 Bcfe, compared to 208.7 Bcfe in the prior year. The decline in proved developed reserves can primarily be attributed to: 1) approximately 34 Bcfe of production during the year; 2) negative revisions of 15.6 Bcfe related to the reduction in the estimated economic life of certain properties due to the decrease in commodity prices, and 3) negative revisions of 6.9 Bcfe related to performance, partially offset by 5.0 Bcfe in extensions and new discoveries, and conversions from proved undeveloped reserves, from our small 2015 drilling program.

 Our proved undeveloped reserves (“PUD”)  for the year ended December 31, 2015 were 30 Bcfe,  compared to 66.5 Bcfe at December 31, 2014.  The decrease in PUD reserves can primarily be attributable to: 1) negative revisions of 22.4 Bcfe related to the decrease in commodity prices; 2) negative revisions of 8.1 Bcfe related to performance, and 3) conversions of 7 Bcfe to proved developed reserves, partially offset by 1 Bcfe in extensions and new discoveries from our 2015 drilling program.

The above estimates do not include net proved reserves of approximately 38.7 Bcfe and 70.2 Bcfe     attributable to our 37% equity ownership interest in Exaro Energy III LLC (“Exaro”) as of December 31, 2015 and 2014, respectively.  The PV-10 value of the proved reserves attributable to our 37% interest in Exaro was approximately $31.3 million at December 31, 2015, compared to the PV-10 value of $100.6 million as of December 31, 2014.  The year-end 2015 proved reserves attributable to our ownership in Exaro were negatively impacted by 26.4 Bcfe and $75.3 MM in PV-10 value as a result of the dramatic decline in commodity prices.

2016 Capital Program

   As a result of low commodity prices, the negative impact of those price declines on the projected economics of most domestic resource plays, and the continuing uncertainty as to when, or how much, the commodity price environment might improve, we believe that deferring further drilling in our current resource plays until prices improve is the most prudent strategy to pursue at this time. We plan to minimize capex in 2016 and use our excess cash flow generated to repay debt outstanding.    Since a  vast majority of the PV-10 value of a typical resource well (in our areas, and on a flat price basis) is produced within the first 12-18 months, we believe that the deferral of further drilling in our areas pending a better price environment is the appropriate approach for maximum value optimization from our portfolio. Accordingly, our capital expenditure program for 2016 will be focused on: 1) the enhancement of our current healthy and flexible financial position through limiting our capital expenditure budget to a level less than internally generated cash flow, and using that excess cash flow to repay debt on our revolver; 2) limiting capital expenditures to strategic projects and leasehold preservation;  and 3) identifying and implementing opportunities for cost efficiencies and improvements in all areas of our operations. Though not formally incorporated in our 2016 budget, our healthy financial position also allows us to potentially take advantage of growth opportunities, organically or through acquisition, which we might identify in a continuing low commodity price environment.

In 2015, we invested approximately $18.9 million in Wyoming; $11.5 million in our Madisonville area (half of which was to bring seven wells on-line that were drilled in late 2014 and early 2015 using a pad drilling strategy); $6.8 million on our Elm Hill project;  $4.4 million to drill a new well in the Chalktown region of our Woodbine play; $12.0 million on leasehold and prospect costs, and $2.0 million on various other capital projects.  The current capital budget for 2016 will be minimal until prices improve and will be focused primarily on preserving our core term acreage and improving our financial profile by lowering overall Company liabilities.  We have the flexibility, liquidity and inventory to increase our level of spending during the year should we see improvement and stability in commodity prices over the course of the year.  Our specific plans for 2016, by area, include the following:

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Southeast Texas, Madison & Grimes counties - We forecast capital expenditures of approximately $1.0 million for extending, leasing or re-leasing core acreage in this area. Further drilling of the Woodbine, Upper and Lower Lewisville and the Eagle Ford in our Madison/Grimes area will be determined, based on the commodity price environment, as the year progresses.

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Wyoming – We are currently limiting capital expenditures for 2016 to completing one gross (0.8 net) well drilled in late 2015 in Weston County (the Christensen #1H well targeting the Muddy Sandstone formation – 80% WI) and approximately $2.0 million to extend a large portion of our 35,000 net acre leasehold position for an additional three to five years.

We will continue to monitor commodity prices and service/supply costs during the year, and if deemed appropriate, may reevaluate our drilling strategy for these areas, and other areas of potential upside in our inventory, for the remainder of the year.

Allan Keel, President and CEO of Contango, commented: “The current commodity price environment continues to challenge the economics of most resource plays. We believe that limiting capital expenditures to only those necessary to preserve our asset base, and allow us to reduce Company obligations, is the proper strategy for maximizing long-term shareholder value.  Since a substantial portion of the future present value of any new well would be produced during this low and uncertain price environment, and because price pressure and technological advancement is likely to continue to benefit the cost structure, we will initially focus our 2016 efforts on lease preservation and improving our already healthy financial profile. We will also continue to try to identify growth opportunities that might surface in the near future as capital-stressed companies shed assets, look for JV partners or pursue other long term strategic alternatives. To the extent prices improve in a meaningful way during the year, we will be well positioned to resume our drilling program.”

Contango Oil & Gas Company is a Houston, Texas based, independent energy company engaged in the acquisition, exploration, development, exploitation and production of crude oil and natural gas offshore in the shallow waters of the Gulf of Mexico and in the onshore Texas Gulf Coast and Rocky Mountain regions of the United States. Additional information is available on the Company's website at http://contango.com.

This press release contains forward-looking statements regarding Contango that are intended to be covered by the safe harbor "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995, based on Contango’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as "expects", “projects”, "anticipates", "plans", "estimates", "potential", "possible", "probable", or "intends", or stating that certain actions, events or results "may", "will", "should", or "could" be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Contango’s operations or financial results are included in Contango’s other reports on file with the Securities and Exchange Commission.  Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management's estimates or opinions change. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels.

Contact:

Contango Oil & Gas Company

E. Joseph Grady – 713-236-7400Sergio Castro – 713-236-7400

Senior Vice President and Chief Financial OfficerVice President and Treasurer